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                                                                      Exhibit 99


Amazon.com Invests in Restrac's Internet Recruiting Business

LEXINGTON, Mass. and SEATTLE -- November 18, 1998 -- Restrac, Inc. (NASDAQ:
RTRK), the leader in networked recruiting solutions, and Amazon.com (NASDAQ:
AMZN), the leading online retailer, today announced that Restrac has acquired the Junglee Employment Services business from Amazon.com. In exchange for cash and approximately 1.7 million shares of Restrac stock, Restrac will receive exclusive rights to Junglee's award-winning online recruitment technologies. Restrac will also acquire Junglee's Internet production sites and manage and develop the employer and career site business relationships established by Junglee. Ram Shriram, Amazon's vice president of business development, will join Restrac's board of directors.

Amazon.com acquired the Employment Services Business when it purchased Junglee Corp. in August 1998.

"The WebHire Network has made Restrac the clear leader in Internet recruiting," said Lars Perkins, founder and CEO of Restrac. "The addition of Junglee's 15 job sites, 115,000 job postings and more than 500 employers advances the WebHire Network's position as the largest Internet recruiting network."

"Junglee has always believed that Internet-based e-commerce will transform the $20 billion recruiting marketplace," said Shriram. "Restrac is the perfect partner to make that vision a reality. They have the vision and strategy to be a significant player in this market, and we're excited by this opportunity to invest in and partner with the emerging Internet recruiting market leader."

The Junglee technology, which currently powers many leading Internet career sites including, The Washington Post's CareerPost Classified job search site and the Wall Street Journal Interactive Edition's employment site, significantly expands the capabilities of Restrac's WebHire Network. Restrac customers will now have the industry's easiest access to Internet job postings, allowing them to post jobs to Internet career sites maintained by Restrac business partners by simply placing open positions on their corporate Web site. With Amazon.com's Junglee technology and partnerships, Restrac now offers corporate recruiters a full suite of products and services to leverage the Web for recruiting.

Restrac will continue to develop the job site hosting capabilities of the Junglee recruiting technology and will provide access to more than 500,000 jobs filled annually by Restrac's existing customer base to Junglee's job distributors. Restrac will fulfill Junglee's current partner obligations and is committed to growing and expanding the opportunities for employers and job posting partners to connect to the WebHire Network, now powered by Junglee.

About Amazon.com and Junglee Amazon.com, Inc. (NASDAQ: AMZN), the Internet's No. 1 book and No. 1 music retailer, opened its virtual doors on the World Wide Web in July 1995 and quickly became Earth's Biggest Bookstore. Today, the Amazon.com store has expanded to offer more than 3 million books, music CDs, audiobooks, videos, DVDs, computer games, and other titles, plus easy-to-use search-and-locate features, secure credit card payment, personalized recommendations, streamlined ordering through 1-Click-SM-technology, and direct shipping. Amazon.com operates two international bookstore Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service, and the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crew members dating from the birth of film in 1892 to the present.

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, the unpredictability of its future revenues, and risks associated with capacity constraints, management of growth, and new business opportunities. More information about factors that potentially could affect Amazon.com's financial results is included in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997, and the quarterly report on Form 10-Q for the quarter ended September 30, 1998.

Founded in 1996, Junglee's initial focus was online recruitment. More than 550 employers, 80 merchants, and 40 portals have worked with Junglee to deliver more than 115,000 job listings and more than 15 million items for purchase.

About Restrac, Inc.
Restrac is the leading provider of networked recruiting solutions including the new WebHire Network, an open connection to an array of Internet recruiting services. The WebHire Network creates a single connection between recruiters and an expanding network of more than 100 Internet recruiting partners offering job posting, searchable pools of resumes and other essential recruiting services. Restrac Hire for Intranet, the most flexible, enterprise-wide solution for corporate intranets and Restrac WebHire, a unique, browser-based outsourced recruiting solution offering requisition tracking, candidate management and resume processing over the Internet, both leverage the capabilities of the WebHire Network. More than 375 companies worldwide employ Restrac's client/server, intranet or Internet-based recruiting solutions. Among these customers are American Express, AT&T, Millennium Pharmaceuticals and Microsoft. More information about Restrac recruiting solutions is available at www.restrac.com or by calling 1-877-RESTRAC.

# # #

Amazon.com, Junglee, Amazon.co.uk, Amazon.de, PlanetAll, Internet Movie Database, Earth's Biggest Bookstore, and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc. or its affiliates. Restrac is a registered trademark, Hire is a trademark, and WebHire is a service mark of Restrac, Inc. All other products or services mentioned may be trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The actual results for Restrac, Inc. could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include changes in technology and industry standards, increased competition, the size and rate of growth of the market for human resources staffing software and services, risks associated with capacity constraints and management of growth, and market acceptance of Restrac's products and services and those of its competitors.